 Exhibit 99.1

Paybox Corp Issued New Ticker Symbol: PBOX

FT. LAUDERDALE, FLORIDA, November 14, 2016, -- PAYBOX CORP (OTCQB: PBOX) announced today its name and ticker symbol change became effective with the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Company’s common stock began quotation on the OTCQB under Paybox Corp and a new trading symbol, “PBOX”.

“We are pleased to announce our name change from Direct Insite Corp. to PAYBOX Corp, as we align our corporate name and brand with our globally deployed Working Capital Management Network, PAYBOX,” said PAYBOX Corp Chairman and CEO Matthew E. Oakes. “With accelerating global growth and demand for secure SAAS based, touch-less and ERP agnostic electronic invoicing and payment processes, the combination of our brand name and network name under a single banner was a sensible next step in the evolution and growth of the company.”

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About PAYBOX®

PAYBOX® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide. PAYBOX Corp’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions. The flagship component of PAYBOX Corp’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system. Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction. Learn more at www.gopaybox.com.

Corporate Contact:

Lowell M. Rush
Chief Financial Officer
PAYBOX Corp
954-510-3750
lowell.rush@gopaybox.com